Exhibit (10.24)
September 28, 2009

Mr. Antonio M. Perez
Chairman and Chief Executive Officer
Eastman Kodak Company
343 State Street
Rochester, New York  14650

Re:  Amendment to Employment Agreement

Dear Antonio:

This letter serves as an amendment to your letter agreement with Eastman Kodak Company (“Kodak”) dated March 3, 2003, as amended by letter agreements dated February 27, 2007, December 9, 2008 and April 29, 2009 (“Letter Agreement”).  This letter also amends certain terms in the letter to you from the Company dated May 10, 2005, concerning your election as Chairman and Chief Executive Officer (the “Position Letter”).  Any defined term used in this letter, unless otherwise defined herein, will have the same meaning that is ascribed to it under the Letter Agreement or the Position Letter as applicable.  This letter supersedes the Letter Agreement and the Position Letter to the extent inconsistent therewith.

Amendments to Letter Agreement

Your Letter Agreement is revised as follows:

Sections 9 and 10
Sections 9 and 10 of your Letter Agreement are deleted and replaced with the following:

Corporate Officer Equity Program

You will be eligible to participate in the annual equity program for corporate officers under the Eastman Kodak Company Omnibus Plan (the “Omnibus Plan”).  Awards under the Omnibus Plan may take the form of Stock Options, Leadership Stock Units(Performance Shares), Restricted Stock Units, and/or other forms of equity as provided under the Omnibus Plan.  On an annual basis, the Executive Compensation and Development Committee (the “Committee”) will make the final determination of the amount and form of the award to be granted to you.  The specific terms, conditions and restrictions on any such award will be governed by the Omnibus Plan and accompanying Administrative Guides and Award Notices.

Sections 13A and 13C
The first paragraph of Section 13A of your Letter Agreement is revised to add the terms set forth below in bold type, to state in full as follows:

In General.  After you have completed at least 3 years of service, you will be eligible for the supplemental enhanced pension benefit described in this Section 13 in lieu of, and not in addition to, the enhanced pension benefit described in Section 12.  Assuming you satisfy the conditions of Section 13(B) below and subject to the offset provisions contained in Section 13(D) below, Kodak will provide you, a retirement income benefit based on the following assumptions: (1) that you were eligible to participate in the Retirement Plan by virtue of being employed by Kodak after December 31, 1995, but prior to March 1, 1999; and (2) that you have completed 25 years of service through November 30, 2010 plus service for each full or partial month of employment beginning on December 1, 2010; provided, however, that expressed in the form of a single life annuity, the amount of the supplemental enhanced pension benefit will be at least $21,000 per month.  Expressed in the form of a single life annuity and based on your initial base salary and target EXCEL bonus and assuming a 5% increase in base salary, this supplemental enhanced pension benefit would provide you a retirement income benefit of approximately $84,000 per month.

                                                                 Eastman Kodak Company • 343 State Street • Rochester, NY  14650

The first sentence of Section 13C is revised to state as follows:

Notwithstanding Section 13(B) above, if Kodak terminates your employment before November 8, 2010 without Cause, or if your employment terminates before November 8, 2010 due to death, Disability or Good Reason, you will receive a pro rata portion of the supplemental enhanced pension benefit described in Section 13(A) above.

Sections 14D and 14E
Paragraph III of Section 14D and 14E of your Letter Agreement is revised as follows:

III. a pro-rata award under EXCEL for the year in which your termination occurs, if earned, as certified and determined by the Committee, payable in a single installment on the normal payment date for awards earned for the year.  The pro-rata award will be calculated by multiplying the amount of the earned award by a fraction, the numerator of which will be the number of full months you are employed by the Company during the performance period and the denominator of which shall be 12. For purposes of this calculation, a partial month of employment will: (1) be treated as a full month of employment to the extent you are employed for 15 or more days of such month; and (2) not be taken into consideration to the extent you are employed for less than 15 days of such month.

Executive Protection Plan
As part of your Letter Agreement, it is agreed that you waive any and all rights to receive benefits associated with the following terms in Section 2.16 of the Eastman Kodak Company Executive Protection Plan:

“(c) a voluntary termination of employment by the Chief Executive Officer for any reason (or no reason at all) during the 30-day period commencing 23 months after the date of a Change in Control.”

In addition, as part of your Letter Agreement, it is agreed that you waive any and all rights to receive the Gross-Up Payment as defined and described in Exhibit D of the Executive Protection Plan.

In the event of any conflict between the terms of the Executive Protection Plan and your Letter Agreement as amended hereby, your Letter Agreement (as amended hereby) shall govern.

Amendments to Position Letter

The terms in your Position Letter pertaining to “Target Leadership Stock Allocation” and “Target Stock Option Allocation under Officer Stock Option Program” are deleted and replaced with the terms above with regard to Sections 9 and 10 of your Letter Agreement.  For the sake of clarity, these terms are:

Corporate Officer Equity Program

You will be eligible to participate in the annual equity program for corporate officers under the Eastman Kodak Company Omnibus Plan (the “Omnibus Plan”).  Awards under the Omnibus Plan may take the form of Stock Options, Leadership Stock Units(Performance Shares), Restricted Stock Units, and/or other forms of equity as provided under the Omnibus Plan.  On an annual basis, the Executive Compensation and Development Committee (the “Committee”) will make the final determination of the amount and form of the award to be granted to you.  The specific terms, conditions and restrictions on any such award will be governed by the Omnibus Plan and accompanying Administrative Guides and Award Notices.

Compensation Elements

In connection with the amendments to your Letter Agreement and the Position Letter, you shall receive the following:

1.	Stock Option Grant
Effective October 14, 2009, you shall receive a grant of 500,000 stock options under the terms of the Omnibus Plan and its associated relevant Administrative Guide/Notice of Award  that will accompany the grant.

2. Performance Stock Units
You will be eligible for grants of performance stock units on January 4, 2010 and January 3, 2011, under the terms of the Omnibus Plan and its associated Administrative Guides/Notice of Awards that accompanies the grants.  Each grant shall have a value of $1,230,000.  Each grant shall have a performance period of one year and each shall vest in full on December 31, 2013.  The performance goals associated with each grant shall be established by the Committee within the first ninety (90) days of each performance period.

Remaining Terms of Letter Agreement and Position Letter

All of the remaining terms of the Letter Agreement and of the Position Letter, to the extent that they are not inconsistent with this letter amendment, will remain in full force and effect, without amendment or modification.

Your signature below means that:

1.
You have had ample opportunity to discuss the terms and conditions of this letter agreement with an attorney and/or financial advisor of your choice and, as a result, fully understand its terms and conditions; and

2.	You accept the terms and conditions set forth in this letter agreement; and

3.	This letter agreement supersedes and replaces any and all agreements or understandings, whether written or oral, that you may have had with the Company concerning the matters discussed herein.

If you find the foregoing acceptable, please sign your name on the signature line provided below.  Once this letter agreement is executed, please return it directly to my attention.

Thank you for your continued leadership and commitment to Kodak.

Very truly yours,

                                                                                                 /s/ Richard S. Braddock

Richard S. Braddock

I accept the terms and conditions of this letter agreement.

Signed:        /s/ Antonio M. Perez

Antonio M. Perez

Dated:           9/28/2009